Exhibit 99.1

Walter Energy Enhances Disclosure and Revises Operating Plans

Revises Second Half 2011 Metallurgical Sales Expectations

Continues to Target Strong Metallurgical Sales Growth by End of 2013

BIRMINGHAM, AL, Sept. 21, 2011 — Walter Energy, Inc. (NYSE: WLT) (TSX: WLT), the world’s leading publicly traded “pure play” producer of metallurgical coal for the global steel industry, today announced enhanced financial disclosure, revised operating plans and second half 2011 sales expectations.

“Walter Energy is making solid operational progress despite a slower than expected recovery from the 100-year record rainfall experienced in Northeast British Columbia during the second quarter as well as recovery from the difficult geology at Mine No. 7 in Alabama. These events will cause a delay in the Company’s anticipated growth in production and associated improvement in costs. However we see early recovery today and expect clear improvement beginning in 2012. Longer term, Walter continues to target strong growth in metallurgical production by the end of 2013,” said Walt Scheller, Walter Energy’s CEO.

“In the first half of 2011, Walter Energy and Western Coal sold just under 5.2 million metric tons of metallurgical coal (including pre-acquisition sales of Western in the first quarter 2011) and, even with the delayed recovery, we still anticipate a similar level of metallurgical coal sales in the second half of the year of slightly over 5.2 million metric tons. The previous metallurgical coal sales guidance for the second half of 2011 was 5.9 million metric tons,” added Mr. Scheller.

To help investors better understand Walter Energy, the Company has expanded its historical statistical disclosure and reformatted it to better describe its current business segments and to provide information by product for the second quarter forward. For the third and fourth quarters of 2011, the Company is also providing specific guidance for operating income, net income and earnings per share, on a one-time basis.

Walter Energy’s consolidated operating income is expected to be between $125 million and $145 million for the third quarter of 2011 and between $255 million and $295 million for the fourth quarter. Consolidated net income is expected to be between $63 million and $73 million for the third quarter and between $165 million and $185 million for the fourth quarter of 2011. Earnings per share is expected to be between $1.00 and $1.16 in the third quarter and between $2.63 and $2.95 for the fourth quarter of 2011.

Mr. Scheller further stated, “In Alabama at Mine No. 7 we are pleased that we continue to progress through the area of difficult geology, albeit at a slower pace than first anticipated, and we have not encountered further squeeze conditions. However, our cutting rate over the last 30 days has only averaged approximately 20 feet per day, which is less than the 35 feet per day estimate we had previously assumed. We currently expect to advance through this area and return to normal cutting rates of 45-50 feet per day by mid-October. In addition, we are simultaneously installing a new set of 1,350 ton shields in the new E panel of the mine that are 50% stronger than the current shields in operation. This new E panel of the mine is now scheduled to add production beginning in November.”

“In Northeast British Columbia we continue to increase production, but at a rate below our previous expectations,” said Neil Winkelmann, President of Canadian and UK Operations.  “The expansion of the shared wash plant facility that supports the Brule and Willow Creek mines is now scheduled to coincide with the Ridley Terminal rail-car dumping system upgrade. Therefore, we now expect slightly less production in the second half of 2011 than in our previous forecast. We have also experienced a slower than anticipated improvement in hauling rates along the now operational Falling Creek Connector Road. But, we expect to see further improvement in hauling rates over the remainder of the year.”

As mentioned, the fourth quarter features two significant project milestones that impact the timing of production and sales:

•                  In December, the coal terminal at Ridley Island will be affected by the commissioning of the upgraded rail-car dumping system. The commissioning prevents the unloading of rail-cars for 20 days and affects the timing of some sales at year-end.

•                  The Willow Creek preparation plant upgrade will be completed and commissioned. This, however, requires a 4-week shutdown, delaying sales of coal from Willow Creek and some delay in sales of coal from Brule. The scheduling of this plant shutdown has been deliberately timed to coincide with the Ridley Terminal shutdown as described above.

It should be noted that raw coal production will continue through this period, unaffected by these downstream activities. Upon commissioning of the Willow Creek Plant and Ridley Rail Dumper, the stockpiled raw coal will be processed and sold in the first quarter of 2012.

The expanded statistical disclosures and reformatted historical Walter results better align with our current segments, which are different than those used preceding the acquisition of Western Coal. The Company believes that that these statistics may be helpful in illuminating the key trends within its products and segments.

About Walter Energy

Walter Energy is the world’s leading, publicly traded “pure play” metallurgical coal producer for the global steel industry. The Company also produces thermal coal and industrial coal, anthracite, metallurgical coke and coal bed methane gas. The Company has strategic access to high-growth steel markets in Asia, South America and Europe. Walter Energy employs approximately 4,400 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit the company website at www.walterenergy.com.

WLT

SOURCE:  Walter Energy

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the market demand for coal, coke and natural gas as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in our mining operations; changes in customer orders; pricing actions by our competitors, customers, suppliers and contractors; changes in governmental policies and laws, including with respect to safety enhancements and environmental initiatives; availability and costs of credit, surety bonds and letters of credit; and changes in general economic conditions. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. See also the “Risk Factors” in our 2010 Annual Report on Form 10-K and subsequent filings with the SEC which are currently available on our website at www.walterenergy.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

Walter Energy, Inc.

2011 Second Quarter Actual and Last Half Guidance Key Trends by Operating Segment

(Ton information in metric tons and dollars in USD - The footnotes are an integral part of this information)

Consolidated Statistical Information by Major Product

	2011
	Q2 Actual	Q3 Guidance		Q4 Guidance
		Low	High	Low	High
Hard Coking
Sales Metric Tons	2,023	1,700	1,770	2,460	2,570
Production Metric Tons	1,996	1,720	1,790	2,400	2,500
Average Net Selling Price	$242.99	$254.00	$266.00	$264.00	$273.00
Average Cash Cost per Ton (1) (2)	$110.11	$130.00	$140.00	$117.00	$126.00

Low Vol PCI
Sales Metric Tons	645	560	580	510	530
Production Metric Tons	495	630	660	620	650
Average Net Selling Price	$207.92	$207.00	$217.00	$195.00	$205.00
Average Cash Cost per Ton (1) (2)	$142.79	$145.00	$155.00	$141.00	$151.00

Thermal
Sales Metric Tons	1,041	1,310	1,360	1,220	1,270
Production Metric Tons	914	1,360	1,420	1,050	1,090
Average Net Selling Price	$73.80	$66.00	$71.00	$66.00	$71.00
Average Cash Cost per Ton (1) (2)	$76.66	$56.00	$61.00	$58.00	$65.00

Total All
Sales Metric Tons	3,708	3,570	3,710	4,190	4,370
Production Metric Tons	3,404	3,710	3,870	4,070	4,240
Average Net Selling Price	$189.41	$178.00	$187.00	$198.00	$206.00
Average Cash Cost per Ton (1) (2)	$106.40	$105.00	$113.00	$103.00	$111.00

US Segment Statistical Information by Major Product

	2011
	Q2 Actual	Q3 Guidance		Q4 Guidance
		Low	High	Low	High
Hard Coking
Sales Metric Tons	1,546	1,260	1,320	1,970	2,050
Production Metric Tons	1,648	1,300	1,360	1,900	1,980
Average Net Selling Price	$237.03	$250.00	$260.00	$260.00	$270.00
Average Cash Cost per Ton (1) (2)	$98.06	$126.00	$136.00	$107.00	$117.00

Thermal
Sales Metric Tons	1,014	1,280	1,330	1,200	1,250
Production Metric Tons	881	1,340	1,390	1,030	1,070
Average Net Selling Price	$72.66	$65.00	$70.00	$65.00	$70.00
Average Cash Cost per Ton (1) (2)	$69.77	$55.00	$60.00	$57.00	$62.00

Total All
Sales Metric Tons	2,560	2,540	2,650	3,170	3,300
Production Metric Tons	2,529	2,640	2,750	2,930	3,050
Average Net Selling Price	$171.93	$157.00	$165.00	$186.00	$194.00
Average Cash Cost per Ton (1) (2)	$86.86	$90.00	$98.00	$88.00	$96.00

Canada and UK Segment Statistical Information by Major Product

	2011
	Q2 Actual	Q3 Guidance		Q4 Guidance
		Low	High	Low	High
Hard Coking
Sales Metric Tons	476	440	460	490	510
Production Metric Tons	347	420	440	490	510
Average Net Selling Price	$262.35	$267.00	$277.00	$280.00	$290.00
Average Cash Cost per Ton (1) (2)	$149.23	$140.00	$150.00	$155.00	$165.00

Low Vol PCI
Sales Metric Tons	645	560	580	510	530
Production Metric Tons	495	630	660	620	650
Average Net Selling Price	$207.92	$207.00	$217.00	$195.00	$205.00
Average Cash Cost per Ton (1) (2)	$142.79	$145.00	$155.00	$141.00	$151.00

Thermal
Sales Metric Tons	27	30	30	20	30
Production Metric Tons	33	30	30	20	30
Average Net Selling Price	$116.90	$95.00	$100.00	$97.00	$103.00
Average Cash Cost per Ton (1) (2)	$336.82	$95.00	$100.00	$145.00	$155.00

Total All
Sales Metric Tons	1,148	1,030	1,070	1,020	1,070
Production Metric Tons	875	1,080	1,130	1,130	1,190
Average Net Selling Price	$228.38	$229.37	$239.51	$234.00	$243.00
Average Cash Cost per Ton (1) (2)	$150.00	$141.41	$151.31	$148.00	$158.00

(1)

Average Cash Cost per Ton is based on reported Cost of Sales and includes items such as freight, royalties, manpower, fuel and other similar production and sales cost items but excludes depreciation, depletion and post retirement benefits. Average Cash Cost per Ton is a non-GAAP financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe Cash Cost per Ton is a useful measure as our management uses that as a measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance.

(2)	Reconciliation of Cash Cost per Ton to Second Quarter 2011 Cost of Sales as disclosed (in thousands USD):

Cash Costs as Calculated from Above (sales tons times average cash cost per ton)	$394,563
Cash Costs of Other Products	44,276
Purchase Accounting One-Time Effects on Cost of Sales	23,222
Total Cost of Sales for 3 months ended June 30, 2011	$462,061

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Contact:	Paul Blalock
Head—Investor Relations
1 205 745 2627
paul.blalock@walterenergy.com